Stephan James Joins BMC Software Board of Directors

HOUSTON, May 17, 2010 - BMC Software (NASDAQ: BMC) announced today that Stephan A. "Steve" James will join its board of directors, effective immediately.

Mr. James brings many years of senior executive experience in the technology industry to the BMC Software Board of Directors. Most recently, he was Accenture's international chairman, a role that was preceded by tenure as chief operating officer and as managing partner for the firm's Resources Operating Group and Financial Services Operating Group.

Mr. James started his career at Accenture in 1968, rising rapidly through the ranks of the firm.

"Steve consistently displayed exceptional leadership on a long career at Accenture," said Bob Beauchamp, BMC's chairman and chief executive officer. "He was a major force behind Accenture's rise to become the $20 billion-plus global leader it is today. We believe Steve will be a very strong and independent member of BMC's board of directors."

Mr. James said: "BMC Software is a company that has repeatedly shown its prescience, agility, and ability to out-execute its competition. I'm really looking forward to being a part of BMC's future."

Mr. James currently is a member of two other boards of directors: Fidelity National Information Services and Navigant Consulting. He is a past member of the board of directors for Accenture, CDW and Metavante. Mr. James holds a bachelor's degree in Business Administration from the University of Texas.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That's why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended March 31, 2010, BMC revenue was approximately $1.91 billion. Visit www.bmc.com for more information.

###

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © Copyright 2010 BMC Software, Inc.